UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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GENERAL FINANCE CORPORATION
  (Name of Registrant as Specified In Its Charter)
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 17, 2014

Dear fellow stockholders,

For General Finance Corporation fiscal year 2014 was marked by transformative growth in its North America leasing operations, strong Asia-Pacific performance and record operating results. The North America lease fleet grew 40% to over 21,000 units, based in part on the Lone Star acquisition, which continued our investment in the container asset class.

Fiscal year 2014 operating results were impressive and included the following highlights.

FY 2014 Performance and Financial Highlights

●	Record revenues were $287 million, up 17% from $246 million in FY 2013;

●	Lease revenues rose 22% to $151 million from $123 million in FY 2013;

●	Adjusted EBITDA was $69 million, a 30% improvement;

●	Net income was $15 million, up 33%;

●	Capital expenditures were $102 million, up 21% from $84 million; and

●	Funded debt to Adjusted EBITDA was 4.3 to 1.0 at June 30, 2014, which we anticipate will decline in fiscal year 2015 due to the EBITDA impact of fiscal year 2014 acquisitions.

(i)
Adjusted EBITDA is a non-U.S. GAAP measure.  We calculate adjusted EBITDA as net income before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income.  For a reconciliation of adjusted EBITDA to net income and management's reasons why our management believes that the presentation of adjusted EBITDA provides useful information to investors regarding our Analysis of Financial Condition and Results of Operations - Measures not in Accordance with Generally Accepted Accounting Principles in the United States ('U.S. GAAP')" included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

FY 2014 Operating Highlights

Our North American leasing and Asia-Pacific leasing operations had significant accomplishments in fiscal year 2014.

●
We served over 32,000 active customers in nearly 20 sectors.  Our largest leasing customer accounted for 3% of our leasing revenues, and the top 10 leasing customers represented 15% of leasing revenues and approximately 73% of our customers rented one unit;

●	Our North America and Asia Pacific lease fleet grew to nearly 62,000 units at June 30, 2014, a 14% increase from June 30, 2013;

●	Fleet utilization in Asia Pacific increased to 82%, and North America's utilization increased to 77% compared to 76% one year earlier, respectively; and

●	We efficiently completed seven acquisitions totaling $119 million in the fiscal year: two in Australia and New Zealand and five in North America.

The General Finance Corporation Business Model

When I designed our initial business model in the 1980s, focusing on domestic leasing, I did not think it would be replicated one day by all the major players in the industry.

Having started with zero branches, the following are our compounded annual growth rates from FY 2008 to FY 2014:

■	13% annual growth rate in total lease fleet units;

■	20% annual growth rate in total revenues; and

■	33% annual growth rate in leasing revenues.

Core of the Business Model: Steel Portable Units

Our business model focuses predominantly on the leasing side of the business with an overweighting to internal growth.

■	Our rental fleet consists of primarily steel boxes;

■	We provide predictable cash flows from leases with long average duration;

■	Our average cycle lease rates recoup our investment in an average of three years; and

■	Our fleet has long useful lives of up to twenty years, low maintenance costs and high residual values while producing strong incremental leasing margins of over sixty percent.

To achieve these results over long periods of time we serve over twenty different industry sectors, and we offer one of the broadest product selections in the industry.

Our People

We believe we have added top caliber management to all of our teams, the best in class as we bring several venues together with executive management, processes and culture.

Financial Flexibility for Continued Growth

In fiscal year 2014 we completed three capital events. In February 2014, we increased our North American senior credit facility to $200 million from $120 million with Wells Fargo Bank, National Association and the syndicate rounded out with HSBC Bank USA, N.A., The PrivateBank and Trust Company, OneWest Bank, FSB and Capital One Business Credit Corp. In May 2014, we increased our Asia-Pacific credit facility to A$175 million from A$120 million with Australia and New Zealand Banking Group Limited and added Commonwealth Bank of Australia to the facility. Finally, in June 2014, we completed a $72 million senior notes offering led by Sterne Agee & Leach, Inc. with participation from D.A. Davidson & Co. and Oppenheimer & Co.

Our FY 2015 business plan calls for continuing management of costs, while we add additional product breadth to the new markets acquired in fiscal year 2014, invest in profitable organic growth throughout our existing operations, seek out accretive acquisitions and deleverage our balance sheet.

I would like to thank the entire General Finance team for their contributions in delivering a record and very successful fiscal year 2014. All of us at General Finance appreciate the support of our fellow stockholders, capital providers, professionals, suppliers and of course, our customers!

In closing, I welcome the new Lone Star team to the group and Larry Tashjian as a new member to our Board of Directors. And with good news always seems to come some bad news. During our last fiscal quarter, our Chairman, Lawrence P. Glascott, Jr., passed away. We were planning a well-deserved retirement sendoff celebration, which we now, unfortunately, cannot do but we can publicly thank him for his many years of unrelenting service. Furthermore, on a personal note, he was a very good friend and mentor to many and will be sorely missed. But knowing Larry, as I did, he would be telling us to put our heads down, get to work and keep increasing shareholder value. And we will.

We cordially invite you to attend the 2014 Annual Meeting of Stockholders.  The meeting will be held on Thursday, December 4, 2014 at 3:00 p.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California.  The accompanying Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the Securities and Exchange Commission, describe the items to be considered and acted upon by stockholders.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, we urge you to complete and return the enclosed proxy card, even if you plan to attend the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Ronald F. Valenta
President, Chief Executive Officer and Chairman of the Board